Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312

PROVECTUS BIOPHARMACEUTICALS APPOINTS CHRISTOPHER KAPLAN TO ITS

STRATEGIC ADVISORY BOARD

KNOXVILLE, TN, September 22, 2014—Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that it has appointed Christopher Kaplan to its Strategic Advisory Board effective immediately.

Mr. Kaplan is currently President of Cajetan, LLC, an independent healthcare consulting firm working with companies to deliver better value for patients, fuel innovation, enhance the impact and execution of marketing and sales initiatives, and reduce the cost and complexity of operating systems.

Prior to Cajetan, Mr. Kaplan spent two years with Boehringer Ingelheim as Senior Vice President and Chief Marketing Officer. That followed 12 years at Novartis in both the US and Europe. Mr. Kaplan began at Novartis as Global Head Cardiovascular and Metabolic Business Franchise in Basel Switzerland, moved to Head Nordic Region Cluster and General Manager in Stockholm Sweden, then Head of Northern and Central Europe and Region Europe Marketing & Sales back in Basel. He returned to the US as President, Cardiovascular & Metabolic Operating Unit, E. Hanover New Jersey, and then President and General Manager of the East Operating Unit, also in E. Hanover.

Mr. Kaplan started his pharmaceutical career at Bristol-Myers Squibb Company. He moved quickly through various roles in US sales and sales management and then in US marketing. He began his international experience in Paris as the CV Marketing Director for Europe and then progressed to his last role at Bristol-Myers Squibb as Marketing and Sales Director in Rome, Italy.

Mr. Kaplan is a graduate of Columbia University, holds a Masters of Science Degree from the University of Pennsylvania, and undertook post-graduate studies at INSEAD, Fontainebleu, France. He has also completed executive education programs at Harvard, Wharton and the London Business School.

Dr. Craig Dees, PhD, CEO of Provectus, said, “Chris has a formidable resume and proven track record of success in pharmaceutical sales and marketing. His experience in international business is clearly going to be an asset to Provectus, and I expect his dedication to healthcare innovation and delivery to be equally valuable.”

Mr. Kaplan said, “I am very pleased to be joining the Provectus Strategic Advisory Board at this exciting time in the Company’s development. I am impressed with the science that stands behind PV-10 as well as its prospects for regulatory approval.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, and June 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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